EXHIBIT 10.1
Description of Executive Incentive Bonus Plan
     In order to provide incentive to senior management to achieve various corporate goals established by the board for the fiscal year ending December 31, 2006, Taleo has adopted an Executive Incentive Bonus Plan (the “Plan”). The Plan provides for payment of bonuses to eligible executives and corporate officers. In addition, such executives and corporate officers will be eligible to receive restricted stock grants of between 20,000 and 40,000 shares.
     Aggregate cash bonus amounts range between 38% and 100% of base salary per individual at on-target achievement of bonus plan goals and are available for 8 individuals. The Company’s Chief Executive Officer is paid bonuses pursuant to his Employment Agreement and does not participate in the Plan.
     Each individual’s bonus will be determined by an individualized formula based on the achievement of a variety of yearly and quarterly performance objectives including bookings, revenue, gross margins, cost of goods sold, system up-time, customer renewal rates and other objectives. For certain performance objectives it is possible to exceed on-target achievement and receive a bonus payment in excess of the bonus payment payable for on-target achievement.
     Bonus payments are anticipated to be made both quarterly and yearly, depending on the relevant performance objective. The Plan is administered by the Compensation Committee of Taleo’s Board of Directors, and will terminate in 2007.